Exhibit 10.2

LEASE

B E T W E E N:

Thompson Contract Supply Company Limited
(the “Landlord”)

and

Span Medical Products Canada Inc.
(the “Tenant”)

TABLE OF CONTENTS

TABLE OF CONTENTS	i

ARTICLE 1 - BASIC TERMS	1

1.1 Basic Terms	1

ARTICLE 2 - SPECIAL PROVISIONS	1

ARTICLE 3 - DEFINITIONS AND INTERPRETATION	2

3.1 Definitions	2
3.2 Entire Agreement, Amendments, Waiver	5
3.3 Acceptance and Application of Rent	5
3.4 General Rules of Interpretation	5
3.5 Successors	5

ARTICLE 4 - GRANT AND TERM	6

4.1 Term, Demise	6
4.2 Quiet Enjoyment	6

ARTICLE 5 - RENT	6

5.1 Basic Rent	6
5.2 Additional Rent	6
5.3 Reserved	6
5.4 Payment of Rent - General	6
5.5 Reserved	7
5.6 Security Deposit	7
5.7 Net Lease	7

ARTICLE 6 – OPERATING COSTS, TAXES AND EXCLUSIONS ON ADDITIONAL RENT	7

6.1 Property Taxes	7
6.2 Business Taxes and Other Taxes of Tenant	7
6.3 Assessment Appeals	7
6.4 Operating Costs	8
6.5 Limitation on Additional Rent	8

ARTICLE 7 - UTILITIES AND SERVICES	9

7.1 Utilities and Services	9
7.2 Interruption of Utilities	9
7.3 Reserved	9
7.4 Telecommunications	9
7.5 Signs and Premises Identification	9

ARTICLE 8 - ACCESS AND CONTROL BY LANDLORD	9

8.1 Access by Landlord	9
8.2 Control of the Property by Landlord	10

ARTICLE 9 - MAINTENANCE AND ALTERATIONS BY TENANT	10

9.1 Maintenance, Repair and Replacement	10
9.2 Alterations by Tenant	10
9.3 Removal of Improvements and Fixtures	11
9.4 Liens	12
9.5 Notice by Tenant	12

ARTICLE 10 - USE OF PREMISES	12

10.1 Permitted Use	12

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10.2 Compliance with Laws	12
10.3 Nuisance, Interference, Waste, Overloading	13
10.4 Rules and Regulations	13
10.5 Environmental Warranty and Indemnity	13

ARTICLE 11 - INSURANCE, LIABILITY AND INDEMNITY	13

11.1 Tenant’s Insurance	13
11.2 Form of Tenant Policies	14
11.3 Certified Copies and Notice to Landlord	14
11.4 Landlord’s Insurance	15
11.5 Insurance Risks	15
11.6 Releases	15
11.7 Indemnity by Tenant	16
11.8 Indemnity by Landlord	16

ARTICLE 12 - ASSIGNMENT, SUBLETTING AND OTHER TRANSFERS	16

12.1 Transfers	16
12.2 Tenant’s Notice, Landlord’s Right to Terminate	17
12.3 Conditions of Transfer	17
12.4 No Advertising	18
12.5 Sales or Dispositions by Landlord	18

ARTICLE 13 - LANDLORD FINANCING AND STATUS CERTIFICATES	18

13.1 Subordination and Postponement	18
13.2 Attornment	18
13.3 Status Certificates	19
13.4 Reliance	19

ARTICLE 14 - DAMAGE, DESTRUCTION	19

14.1 Damage to Premises	19
14.2 Abatement	19
14.3 Termination Rights	20
14.4 Landlord’s Rights on Rebuilding	20

ARTICLE 15 - DEFAULT AND REMEDIES	20

15.1 Events of Default by Tenant	20
15.2 Landlord Remedies	21
15.3 Distress	21
15.4 Interest and Costs	22
15.5 Events of Default by Landlord	22
15.6 Remedies Cumulative	22

ARTICLE 16 - MISCELLANEOUS	22

16.1 Relationship of Parties	22
16.2 Overholding	22
16.3 Registration	23
16.4 Unavoidable Delay	23
16.5 Decisions of Experts	23
16.6 Notices	23
16.7 Power, Capacity and Authority	23
16.8 Landlord’s Representations and Warranties	23

Schedule “A” - Lands	25

Schedule “B” - Rules and Regulations	26

Schedule “C” - Special Provisions	28

- ii -

THIS LEASE, dated December 9, 2011, is made by the Landlord and the Tenant, in consideration of the rents, covenants and agreements contained in this Lease, who covenant and agree as follows:

ARTICLE 1 - BASIC TERMS

1.1	Basic Terms

(a)
(i)	Landlord:	Thompson Contract Supply Company Limited

(ii)	Address of Landlord:	359 Hendrie Avenue, Burlington, Ontario L7T 1C6

(b)
(i)	Tenant:	Span Medical Products Canada Inc.

(ii)	Address of Tenant:	4658 Ontario Street, Beamsville, Ontario L0R 1B4

(c)	Lands:	The lands described on Schedule “A” and known municipally as 4658 Ontario Street, Beamsville, Ontario L0R 1B4

(d)	Premises:	See Section 3.1(y)

(e)	Rentable Area of Premises:	50,504 square feet, subject to Section 3.1(cc)

(f)
(i)	Term:	five (5) years subject to Section 4.1

(ii)	Commencement Date:	9 December, 2011 subject to Section 4.1

(iii)	Extension:	See Schedule “C” Special Provisions

(g)	Basic Rent:

Rate psf/yr	Rent/yr	Rent/mo
CDN 5.25	CDN 265,146.00	CDN 22,095.50

(h)	Security Deposit	CDN 50,000.00

(i)	Permitted Use:
The Premises shall be used for the purposes of manufacturing, storing, marketing and selling items manufactured therein including but not limited to (i) hospital bedframes, hospital furnishings, (ii) therapeutic support surfaces and related products utilizing polyurethane and other foam products for the medical, consumer and industrial markets and (iii) other ancillary items related to the foregoing.

ARTICLE 2 - SPECIAL PROVISIONS

The Landlord and Tenant confirm and agree with the additional terms of Schedule “C” - Special Provisions.

ARTICLE 3 - DEFINITIONS AND INTERPRETATION

3.1	Definitions

(a)	“Additional Rent” means all amounts in addition to Basic Rent payable by the Tenant to the Landlord or any other Person pursuant to this Lease, other than Rental Taxes.

(b)	“Alterations” has the meaning set out in Section 9.2.

(c)	“Applicable Laws” means all statutes, laws, by-laws, regulations, ordinances, orders and requirements of governmental or other public authorities having jurisdiction in force from time to time.

(d)	“Basic Rent” means the rent payable pursuant to Section 5.1.

(e)
“Building Systems” means at any time: (i) all heating, ventilating and air-conditioning and other climate control systems and other systems, services, installations and facilities installed in or servicing the Premises including, without limitation, the following systems, services, installations and facilities: elevators and escalators, mechanical (including plumbing, sprinkler, drainage and sewage), electrical and other utilities, lighting, sprinkler, life safety (including fire prevention, communications, security and surveillance), computer (including environmental, security and lighting control), ice and snow melting, refuse removal, window washing and music; (ii) all machinery, appliances, equipment, apparatus, components, computer software and appurtenances forming part of or used for or in connection with any of such systems, services, installations and facilities including, but not limited to, boilers, motors, generators, fans, pumps, pipes, conduits, ducts, valves, wiring, meters and controls, and the structures and shafts housing and enclosing any of them; and (iii) all Landlord owned or controlled telecommunications facilities, installations and equipment.

(f)	“Business Day” means any day which is not a Saturday, Sunday or a day observed as a holiday under the Applicable Laws in the Province of Ontario.

(g)
“Business Taxes” means all taxes, rates, duties, levies, assessments, licence fees and other charges in respect of the use or occupancy of, or any business carried on by, tenants or other occupants of the Property.

(h)
“Change of Control” means, in the case of any corporation or partnership, the transfer or issue by sale, assignment, subscription, transmission on death, mortgage, charge, security interest, operation of law or otherwise, of any shares, voting rights or interest which would result in any change in the effective control of such corporation or partnership, unless such change occurs as a result of trading in the shares of a public corporation listed on a recognized stock exchange in Canada or the United States.

(i)	“Commencement Date” means the date set out in or determined pursuant to Section 1.1(f)(ii).

(j)	“Default Rate” means the lesser of: (i) the Prime Rate plus five percent per annum; and (ii) the maximum rate permitted by Applicable Laws, calculated and compounded monthly not in advance.

(k)	“Early Termination” has the meaning set out in Section 12.3.

(l)	“Event of Default” has the meaning set out in Section 15.1.

(m)
“Expert” means any arm’s length architect, engineer, land surveyor or other professional consultant mutually acceptable to the Landlord and the Tenant, who is qualified to perform the function for which he or she is retained.

(n)	“Expiry Date” means the last day of the Term.

(o)	“Fiscal Year” means the Landlord’s fiscal year.

(p)	“Lands” has the meaning set out in Section 1.1(c).

(q)	“Lease” means this lease, including all schedules, as it may be amended.

(r)
“Lease Year” means: (i) in the case of the first Lease Year, the period beginning on the Commencement Date and ending on the last day of the l2th consecutive full month after the expiry of the calendar month in which the Commencement Date occurs (except that if the Commencement Date occurs on the first day of a calendar month, the first Lease Year shall end on the day prior to the first anniversary of the Commencement Date) and; (ii) in the case of each subsequent Lease Year, consecutive 12 month periods, provided that the final Lease Year shall end on the Expiry Date.

(s)
“Leasehold Improvements” means all alterations, fixtures and improvements in or serving the Premises made from time to time by or on behalf of the Tenant including, without limitation, doors, hardware, partitions (including moveable partitions), lighting fixtures, standard window coverings and wall-to-wall carpeting (excluding carpeting laid over a finished floor and removable without damage to such floor), but excluding any and all trade fixtures, furniture and equipment not of the nature of fixtures.  For greater certainty, the three offices elevated on mezzanine, shall be leasehold improvements and shall be the Landlord’s property.

(t)	“Measurement Standards” means the Building Owners and Managers Association (BOMA) standard method of measurement then in effect from time to time.

(u)
“Mortgage” means any mortgage, charge or security instrument (including a deed of trust or mortgage securing bonds) and all extensions, renewals, modifications, consolidations and replacements of any such item which may now or hereafter affect the Premises or any part of it.

(v)	“Mortgagee” means the mortgagee, chargee or other secured party (including a trustee for bondholders), as the case may be, who from time to time holds a Mortgage.

(w)	“Operating Costs” has the meaning set out in Section 6.4.

(x)	“Person” means any individual, partnership, corporation, trust, trustee or other entity or any combination of them.

(y)
“Premises” means the development which is comprised of the Lands together with the buildings and all other structures, improvements, facilities and appurtenances that have been or will be constructed on the Lands (above, at or below grade), including the Building Systems, all as may be altered, expanded, reduced or reconstructed from time to time.

(z)
“Prime Rate” means the annual rate of interest announced from time to time by TD Bank (or such other bank as may be mutually acceptable to Landlord and Tenant) as the daily rate of interest used by such bank as a reference rate in setting rates of interest for Canadian dollar commercial loans and commonly referred to by such bank as its Canadian “prime rate”.

(aa)
“Property Taxes” means the aggregate of all taxes, rates, duties, levies, fees, charges (including local improvement charges) and assessments whatsoever, imposed, assessed, levied, rated or charged against or in respect of the Premises (or any part of the Premises) from time to time by any lawful taxing or assessing authority, whether school, municipal, regional, provincial, federal, or otherwise, and any taxes or other amounts which are imposed in lieu of, or in addition to, any of the foregoing whether or not in existence on the Commencement Date and whether of the foregoing character or not, but excluding taxes on the income or profits of the Landlord except to the extent that they are levied in lieu of the foregoing.

(bb)	“Rent” means all Basic Rent and Additional Rent.

(cc)
“Rentable Area” means the area of all floors of the Premises, all determined in accordance with the Measurement Standards. The Rentable Area of the Premises may be adjusted from time to time to reflect any alteration, expansion, reduction, recalculation or other change.

(dd)
“Rental Taxes” means any tax or duty imposed upon either the Landlord or the Tenant which is measured by or based in whole or in part directly upon the Rent payable under this Lease or in respect of the rental or rental value of premises under this Lease whether existing at the date of this Lease or hereafter imposed by any governmental authority including, without limitation, goods and services tax, harmonized sales tax, value added tax, business transfer tax, sales tax, federal sales tax, excise taxes or duties or any tax similar to the foregoing.  For the avoidance of doubt, Rental Taxes do not include any of Landlord’s income taxes or similar taxes, corporation taxes, place of business taxes, land transfer taxes, non-resident sales taxes, business and any other taxes personal to the Landlord.

(ee)	“Required Conditions” means that:

(iv)	the Tenant is the original named Tenant and is itself in occupation of and carrying on business from the whole of the Premises; and

(v)	the Tenant has paid all Basic Rent and Additional Rent as and when due and is not in an Event of Default beyond any applicable cure period under this Lease.

(ff)
“Rules and Regulations” means the Rules and Regulations annexed hereto as Schedule “B” together with any amendments, deletions and additions made by the Landlord from time to time pursuant to Section 10.4, all of which shall form part of this Lease.

(gg)	“Security Deposit” means the amount specified in Section 1.1(h).

(hh)	“Structural Components” means and is limited to only perimeter walls, bearing structure, roof, roof membrane and foundation of the building located on the Premises.

(ii)	“Term” means the period specified in Section 1.1(f)(i).

(jj)
“Transfer” means all or any of the following, whether by conveyance, written agreement or otherwise: (i) an assignment of this Lease in whole or in part; (ii) a sublease of all or any part of the Premises; (iii) the sharing or transfer of any right of use or occupancy of all or any part of the Premises; (iv) any mortgage, charge or encumbrance of this Lease or the Premises or any part of the Premises or other arrangement under which either this Lease or the Premises become security for any indebtedness or other obligation and (v) a Change of Control, and includes any transaction or occurrence whatsoever (including, but not limited to, expropriation, receivership proceedings, seizure by legal process and transfer by operation of law), which has changed or might change the identity of the Person having use or occupancy of any part of the Premises.

(kk)	“Transferee” means the Person to whom a Transfer is or is to be made.

(ll)	“Unavoidable Delay” has the meaning set out in Section 16.4.

(mm)
“Utilities and Services” include the supply of hydroelectric power, water and gas, heating, ventilating and air conditioning, light bulbs, tubes and ballasts, energy saving equipment and programmes, sewage disposal service, janitorial and cleaning services and supplies, exterior and interior window cleaning, garbage and trash removal, internet, telephone and cable television (if any).

3.2	Entire Agreement, Amendments, Waiver

This Lease contains the entire agreement between the parties with respect to the subject matter of this Lease and there are no other agreements, promises or understandings, oral or written, between the parties in respect of this subject matter. This Lease may be amended only by written agreement between the Landlord and the Tenant. No electronic communications between the parties will have the effect of amending this Lease. No provisions of this Lease shall be deemed to have been waived by the Landlord or the Tenant unless such waiver is in writing signed by the party. If either the Landlord or the Tenant excuses or condones any default by the other of any obligation under this Lease, no waiver of such obligation shall be implied in respect of any continuing or subsequent default. The Landlord's receipt of Rent with knowledge of a breach shall not be deemed a waiver of any breach.

3.3	Acceptance and Application of Rent

Any endorsement, statement, condition, direction or other communication on or accompanying any Rent payment shall not be binding on the Landlord and the acceptance of any such payment shall be without prejudice to the Landlord's right to recover the balance of Rent then owing or to pursue any other remedy available to the Landlord unless the Landlord agrees otherwise in writing. Any payment received by the Landlord may be applied towards amounts then outstanding under this Lease in such manner as the Landlord determines.

3.4	General Rules of Interpretation

(a)
Obligations as Covenants: Each obligation of the Landlord and the Tenant in this Lease shall be considered a covenant for all purposes.  If the Tenant has failed to perform any of its obligations under this Lease, such obligations shall survive the expiration or other termination of this Lease.

(b)	Time: Time is of the essence of this Lease.

(c)
Number, Gender: The grammatical changes required to make the provisions of this Lease apply in the plural sense where the Tenant comprises more than one Person and to individuals (male or female), partnerships, corporations, trusts or trustees will be assumed as though in each case fully expressed.

(d)	Liability of Tenant: If the Tenant consists of more than one Person, the covenants of the Tenant shall be joint and several covenants of each such Person.

(e)
Governing Law: This Lease shall be governed by and construed under the Applicable Laws of the Province of Ontario and the parties attorn and submit to the jurisdiction of the courts of such jurisdiction.

(f)	Headings: The headings of the Articles and Sections are included for convenience only, and shall have no effect upon the construction or interpretation of this Lease.

(g)
Landlord as Trustee: Any and all exculpatory provisions, releases and indemnities included in this Lease for the benefit of the Landlord are intended also to benefit the Mortgagees, and the officers, directors, shareholders, employees, agents of each one of them and, for the purposes of such provisions, the Landlord is acting as agent or trustee on behalf of and for the benefit of the persons mentioned above.

(h)
Severability: Should any provision of this Lease be or become invalid, void, illegal or not enforceable, such provision shall be considered separate and severable from this Lease and the remaining provisions shall remain in force and be binding upon the parties hereto as though such provision had not been included.

3.5	Successors

This Lease and everything herein contained shall extend to and bind the successors and assigns of the Landlord and the legal representatives, heirs, executors, administrators, successors and permitted assigns of the Tenant.

ARTICLE 4 - GRANT AND TERM

4.1	Term, Demise

The Term shall commence (the “Commencement Date”) on the date of this Agreement and shall run for the period set out in Section 1.1(f)(i), unless terminated earlier pursuant to the provisions of this Lease.  The Landlord hereby demises and leases the Premises to the Tenant for the Term (unless terminated earlier pursuant to this Lease), to have and to hold during the Term, subject to the terms and conditions of this Lease. Subject to the terms of this Lease, the Tenant accepts the Premises on an “as is” basis and agrees that there is nothing whatsoever that is required to be done by the Landlord in or about the Premises save and except as specifically set forth herein.  The Tenant confirms having inspected the Premises before taking possession and such taking of possession shall be conclusive evidence against the Tenant that at the time thereof the Premises were in good order and satisfactory condition.  The Tenant shall be solely responsible for all work desired by the Tenant, or necessary, to complete the Premises for the Tenant’s occupancy, such work to be subject to the provisions of this Lease.

4.2	Quiet Enjoyment

If the Tenant pays the Rent, and there has been no Event of Default, then the Tenant shall be entitled, subject to the provisions of this Lease, to peaceful and quiet enjoyment of the Premises for the Term.

ARTICLE 5 - RENT

5.1	Basic Rent

The Tenant shall pay to the Landlord Basic Rent, by equal consecutive monthly instalments in advance on the first day of each month, subject to any adjustment pursuant to Section 5.3.  Base Rent shall be in the amounts set out in Section 1.1(g).

5.2	Additional Rent

The Tenant shall also pay throughout the Term, at the times and in the manner provided in this Lease, all Additional Rent which shall, except as otherwise provided in this Lease, be payable within 30 days of receipt by the Tenant of an invoice, statement or demand for it.

5.3	Reserved

5.4	Payment of Rent - General

(a)
All payments required to be made by the Tenant pursuant to this Lease shall be paid when due, without prior demand and without any abatement, set-off, compensation or deduction whatsoever, except as may be otherwise expressly provided herein, at the address of the Landlord set out in Section 1.1(a)(ii) or at such other place as the Landlord may designate in writing from time to time to the Tenant.

(b)
All payments required to be made by the Tenant pursuant to this Lease, except for Rental Taxes, shall be deemed to be rent and shall be payable and recoverable as rent, and the Landlord shall have all rights against the Tenant for default in any such payment as in the case of arrears of rent.

(c)
The Tenant shall pay to the Landlord all Rental Taxes applicable from time to time, calculated and payable in accordance with Applicable Laws and the Tenant shall pay such amount at the earlier of: (i) the time provided for by Applicable Laws; and (ii) the time such Rent is required to be paid under this Lease. The amount payable by the Tenant on account of Rental Taxes shall be deemed not to be Rent for the purpose of such calculation but in the event of a failure by the Tenant to pay any amount, the Landlord shall have the same rights and remedies as it has in the event of a failure by the Tenant to pay Rent.

(d)	The Tenant may make all payments under this Lease by initiation by Tenant of electronic funds transfer from the Tenant's bank account.

(e)
If the Commencement Date is other than the first day of a full period in respect of which any item of Rent is calculated, or the Expiry Date is other than the last day of a full period, then unless otherwise provided in this Lease, the amount of such item of Rent payable in respect of the broken period shall be prorated.

5.5	Reserved

5.6	Security Deposit

Upon execution by the Tenant of this Lease, the Tenant shall deliver to the Landlord the Security Deposit to be held, without interest, as security (without prejudice to the Landlord’s other rights and remedies) for the observance and performance of the Tenant’s obligations under this Lease.  If the Tenant defaults in the performance of any of the terms, covenants, conditions and provisions of this Lease as and when the same are due to be performed by the Tenant, then the Landlord, at its option, may appropriate and apply all or any part of the Security Deposit on account of any losses or damages sustained by the Landlord as a result of such default.  Upon demand by the Landlord following any such appropriation, the Tenant shall pay to the Landlord an amount sufficient to restore the total original amount of the Security Deposit.  If the Tenant complies with all of the terms, covenants, conditions and provisions under this Lease, the Security Deposit shall be returned to the Tenant, without interest, within 30 days after the expiry or earlier termination of the Term, or, at the Landlord’s option, shall be applied by the Landlord on account of the last month’s Rent.

5.7	Net Lease

Except as otherwise provided herein, the Tenant acknowledges and agrees that it is intended that this Lease shall be at all times construed as an absolutely carefree net, net, net lease for the Landlord and except as otherwise provided herein the Landlord shall not be responsible for any costs, charges, expenses and outlays of any nature whatsoever arising from or relating to the Premises during the Term, whether foreseen or unforeseen and whether or not within the contemplation of the parties at the commencement of the Term, except as shall be otherwise expressly provided in this Lease.  Except as otherwise provided in this Lease and without limiting the generality of the foregoing, absolutely all government levied, legislated or placed taxes, or charges, or value added taxes, sales taxes, realty taxes, charges, expenses, costs, payments and outgoings incurred in respect of the Premises, the tenancy, the revenue derived therefrom and all improvements shall be borne by the Tenant so that the rent revenue and income herein provided shall be absolutely net to the Landlord.

ARTICLE 6 – OPERATING COSTS, TAXES AND EXCLUSIONS ON ADDITIONAL RENT

6.1	Property Taxes

The Tenant shall promptly pay directly to the Landlord, or, if so directed by the Landlord, to the taxing authorities, as Additional Rent, the Property Taxes in each Fiscal Year.

6.2	Business Taxes and Other Taxes of Tenant

The Tenant shall promptly pay before delinquency to the taxing authorities or to the Landlord, if it so directs, as Additional Rent, any taxes, rates, duties, levies and assessments whatsoever, whether municipal, provincial, federal or otherwise, levied, imposed or assessed against or in respect of the operations at, occupancy of, or conduct of business in or from the Premises by the Tenant or any other permitted occupant, including the Tenant’s Business Taxes, if levied in the province in which the Premises is situate. Whenever requested by the Landlord, the Tenant shall deliver to the Landlord copies of receipts for payment of all such taxes.

6.3	Assessment Appeals

The Tenant shall be entitled, at Tenant’s expense, to appeal any governmental assessment or determination of the value of the Premises or any portion of the Premises that affects the amount of Property Taxes or other taxes, rates, duties, levies or assessments to be paid by the Tenant.  Landlord shall, upon Tenant’s request and at Tenant’s sole cost and expense, reasonably cooperate with and assist Tenant in any such appeal.

6.4	Operating Costs

Except as otherwise provided herein, it is the intention of the parties that the Tenant be responsible for the day to day operation of the Premises. For greater certainty and except as otherwise provided herein, the Tenant shall be responsible for all costs relating to the possession and operation of the Premises.

6.5	Limitation on Additional Rent

Notwithstanding anything contained herein to the contrary, Tenant shall not be liable for, and Additional Rent shall not include:

(a)
any costs, direct or indirect, (if any) necessitated as a result of the act or omission of the Landlord, its employees, agents or invitees, or those for whom in law the Landlord is responsible, except to the extent that same are attributable to any acts or omissions on the part of the Tenant, its employees, agents or invitees, or those for whom in law the Tenant is responsible;

(b)
the cost (if any) of replacement and/or non-ordinary repairs of any of the Building Systems unless the same are necessitated as a result of any acts or omissions on the part of the Tenant, its employees, agents or invitees, or those for whom in law the Tenant is responsible;

(c)
the cost (if any) of repairs, replacement and maintenance to the Structural Components unless the same are necessitated as a result of the act or omission of the Tenant, its employees, agents or invitees, or those for whom in law the Tenant is responsible;

(d)	debt service, capital retirement of debt, depreciation or ground rent;

(e)	the costs of remedying construction inadequacies, including without limitation, inherent structural defects;

(f)
all Landlord’s income taxes or similar taxes, corporation taxes (except for capital taxes), place of business taxes, land transfer taxes, non-resident sales taxes, business and any other taxes personal to the Landlord, Landlord’s penalties, interest or carrying charges relating to the late or non-payment of any taxes, all Landlord’s capital, interest or other carrying charges, finance or mortgage costs on equipment or land, land or equipment lease payments, all Landlord’s other costs or charges associated with any present or future financing of the Premises and all costs relating to the original acquisition of the Premises;

(g)
any fines, suits, actions, claims, demands, judgements, condemnations, awards, costs, charges and expenses of any kind or nature for which the Landlord is or may become liable by reason of any negligent or wilful acts or omissions of the Landlord or those for whom the Landlord is at law responsible, or any breach, violation or non-performance by the Landlord of any covenant, term or provision contained in the Lease and agreements in respect of the Premises;

(h)	legal, and other fees, leasing commissions, advertising expenses and other costs incurred in connection with the development, leasing or re-letting of the Premises; and

(i)	all sales taxes paid or payable by the Landlord on the purchase of any goods and services included in Operating Costs which are claimed and actually received by the Landlord as a credit or set off.

ARTICLE 7 - UTILITIES AND SERVICES

7.1	Utilities and Services

The Tenant shall arrange with and pay directly to the utility provider, all charges for Utilities and Services supplied to or used in connection with the Premises provided the Landlord may require a payment directly to the Landlord as Additional Rent for any Utilities and Services paid by Landlord.  Any changes or alterations to any of the Utilities and Services shall first require the written approval of the Landlord, which approval shall not be unreasonably withheld.

7.2	Interruption of Utilities

Except to the extent necessitated by any negligent acts or omissions or wilful misconduct on the part of the Landlord, its employees, agents or invitees, or those for whom in law the Landlord is responsible, the Landlord shall not be liable for any injury to the Tenant, its employees, agents, or invitees, or to the Premises, or to any property of the Tenant or anyone else, or for any loss of profits or business interruptions, indirect or consequential damages, or for any other costs, losses or damages of whatsoever kind caused by or arising from any interruption or failure in the supply of any Utilities or Services to the Premises.

7.3	Reserved

7.4	Telecommunications

Unless necessitated as a result of the act or omission of the Landlord, its employees, agents or invitees, the Landlord shall incur no expense or liability whatsoever with respect to any aspect of the provision of telecommunication services, including, without limitation, the cost of installation, service, materials, repairs, maintenance, interruption or loss of telecommunication service.   The Tenant may utilize a telecommunication service provider different from the provider in effect as of the Commencement Date upon obtaining the Landlord’s prior written consent, which consent shall not be unreasonably withheld.  Installation or connection of telecommunication equipment, cables and facilities shall first require the approval of the Landlord, and such approval shall not be unreasonably withheld.

7.5	Signs and Premises Identification

The Tenant shall not erect, affix, install or maintain any signs, lettering, identification or any promotional or other written materials visible from the exterior of the Premises without the Landlord’s prior written approval as to design, location, material and method of installation, which approval shall not be unreasonably withheld.

ARTICLE 8 - ACCESS AND CONTROL BY LANDLORD

8.1	Access by Landlord

The Tenant shall permit the Landlord, its agents and others authorized by it, to enter the Premises during normal business hours to inspect, to provide services or to make repairs, replacements, changes or alterations as set out in this Lease, to take such steps necessary for the safety, improvement, alteration or preservation of the Premises or the Lands and to show the Premises to Mortgagees, prospective Mortgagees, purchasers and prospective purchasers and, during the last 18 months of the Term, to prospective tenants. In carrying out such rights the Landlord shall use commercially reasonable efforts to minimize interference with the Tenant’s use and enjoyment of the Premises. The Landlord shall give reasonable advance notice to the Tenant prior to such entry (other than in the case of an emergency or apprehended emergency), but no such entry shall constitute a re-entry by the Landlord or an eviction or entitle the Tenant to any abatement of Rent.  Tenant may condition any party’s access to the Premises upon such party’s agreement in writing to comply with reasonable restrictions to ensure the safety of persons and property and the protection of Tenant’s confidential information and trade secrets (other than in the case of an emergency or apprehended emergency).

8.2	Control of the Property by Landlord

The Landlord may, but is not obligated to, at Landlord’s sole cost and expense:

(a)
make changes or additions to any part of the Premises including, without limitation, dedicating or conveying portions of the Lands, granting easements, rights-of-way, restrictive covenants or other interests in the Lands and constructing additional improvements in or adjoining the Lands, provided that no action taken by or caused or permitted to be taken by the Landlord pursuant to this clause 8.2(a) shall have any material adverse effect on Tenant’s quiet enjoyment of the Premises or materially diminish the utility of the Premises to Tenant; and

(b)
do and perform such other acts in and to the Premises or any of its component parts as the Landlord considers reasonable for the proper and efficient maintenance, repair, operation, management and control of the Premises, provided that no action taken by or caused or permitted to be taken by the Landlord pursuant to this clause 8.2(b) shall have any material adverse effect on Tenant’s quiet enjoyment of the Premises or materially diminish the utility of the Premises to Tenant, provided that in the course of the Landlord’s exercise of its rights hereunder, the Landlord shall be deemed not to have re-entered the Premises nor to have breached any obligation of this Lease. The Landlord shall give reasonable advance notice to the Tenant prior to any entry and perform all of its work in a first-class manner and in compliance with Applicable Laws and as expeditiously as is reasonably possible so as to minimize interference with the Tenant’s use of the Premises.

ARTICLE 9 - MAINTENANCE AND ALTERATIONS BY TENANT

9.1	Maintenance, Repair and Replacement

(a)
The Tenant shall at its sole cost perform routine and ordinary maintenance and repair of the Premises and all Leasehold Improvements (including, but without restricting the generality of the foregoing, plate glass windows, signs, partitions, doors, and Building Systems) in a first-class manner in compliance with Applicable Laws.  Notwithstanding the foregoing, Tenant shall not be responsible for the replacement or non-ordinary and routine maintenance and repair of any of the Structural Components or Building Systems or for any damage arising or caused by a result of the act or omission of the Landlord, its employees, agents or invitees.  Any damage arising or caused by a result of the act or omission of the Landlord, its employees, agents or invitees shall be repaired or replaced by Landlord, at Landlord’s sole cost.

(b)
The Landlord shall at its sole cost perform non-ordinary repairs or replacements to the Structural Components and Building Systems in a first-class manner and in compliance with Applicable Laws.  Notwithstanding the foregoing, Landlord shall not be responsible for the replacement or non-ordinary and routine maintenance and repair of any of the Building Systems or Structural Components for any damage arising from or caused by the act or omission of the Tenant or its employees, agents or invitees.  Any damage arising from or caused by the act or omission of the Tenant or its employees, agents or invitees, shall be repaired or replaced by Tenant, at Tenant’s sole cost.

9.2	Alterations by Tenant

The Tenant may from time to time at its own expense install Leasehold Improvements and alter existing Leasehold Improvements (all material Leasehold Improvements costing above CDN 10,000.00 shall be identified herein as “Alterations”) provided that:

(a)
all Alterations shall require the prior written approval of the Landlord, which shall not be unreasonably withheld and in the event Tenant fails to obtain such prior written approval, the Landlord may require that construction stop and, at the Landlord’s option, that the Premises be restored to their prior condition failing which the Landlord may do so and the Tenant shall pay the Landlord’s actual cost;

(b)
the Tenant shall furnish the Landlord with two complete sets of professionally prepared working drawings (which shall include any architectural, structural, electrical, mechanical, computer system wiring and telecommunication plans) of the proposed Alterations. The Tenant shall retain the Landlord’s base building mechanical, electrical and structural engineering consultants to ensure compatibility of the Building Systems and the Alterations. If the Tenant uses other consultants for the preparation of the Tenant’s working drawings, then the Landlord may elect to retain architects and engineers to review such working drawings for the purpose of approving the proposed Alterations (it being understood that notwithstanding such approval, the Landlord shall have no responsibility with respect to the adequacy of such working drawings). The Tenant shall pay to the Landlord, on demand, the reasonable costs of the examination of such drawings by either the Landlord or an outside consultant;

(c)	the Alterations shall be subject to inspection by the Landlord;

(d)
the Tenant shall provide, prior to the commencement of Alterations, evidence of required workers compensation coverage and proof of owner and contractors protective liability insurance coverage, with the Landlord, and any Mortgagee as required by the Landlord, as additional insureds, in amounts, with insurers, and in a form reasonably satisfactory to the Landlord, which shall remain in effect during the entire period in which the Alterations will be carried out;

(e)
the Tenant will deliver a list identifying every contractor and subcontractor, accompanied by an up-to-date valid clearance certificate for each of them issued by the appropriate workers compensation, safety and insurance authority and the Landlord shall have approved, prior to commencement of the Alterations, such contractors and subcontractors and their respective labour affiliations.;

(f)
if any proposed Alterations could affect the structure, the exterior walls or the Building Systems, the Landlord may require that any such Alterations be performed by either the Landlord or its contractors in which case the Tenant shall pay the Landlord’s reasonable cost;

(g)	the Tenant shall have provided to the Landlord a copy of the contract for the Alterations and evidence satisfactory to the Landlord as to the existence of all necessary permits;

(h)
the Tenant shall perform the Alterations or cause the Alterations to be performed: (i) in accordance with the plans and specifications submitted to and approved by the Landlord; (ii) in compliance with all Applicable Laws; and (iii) in a good and workmanlike and expeditious manner;

(i)	the Landlord may inspect construction as it proceeds; and

(j)	upon completion of the Alterations, the Tenant shall provide the Landlord with a complete set of “as built” drawings for the Alterations.

9.3	Removal of Improvements and Fixtures

All Leasehold Improvements shall immediately upon expiry or termination of this Lease become the Landlord’s property without compensation to the Tenant.  Except as otherwise agreed by the Landlord in writing, no Leasehold Improvements shall be removed from the Premises by the Tenant either during or at the expiry or earlier termination of the Term except that:

(a)	during the Term, the Tenant may, in the usual course of its business, remove its trade fixtures, provided that the Tenant is not in material default under this Lease; and

(b)
the Tenant shall, at its sole cost: (i) remove all of its trade fixtures; and (ii) remove any Leasehold Improvements not previously approved by Landlord, including any wiring, cables and related devices and equipment in the Premises and restore the Premises to at least as good condition as existed when the Tenant was first provided with possession of the Premises reasonable wear and tear and casualty excepted, all as the Landlord shall require by notice prior to the expiration of the Term. Such removal and restoration shall be completed by the later of: (A) the end of the Term; and (B) 30 days after the Landlord’s notice, provided that in the event of termination of this Lease prior to the expiry of the Term, such removal and restoration shall be completed no later than 30 days after the date the Landlord recovers possession of the Premises.

Unless necessitated as a result of the act or omission of the Landlord, its employees, agents or invitees , the Tenant shall at its own expense repair any damage caused to the Premises by the Leasehold Improvements, trade fixtures or wiring, cables and related devices and equipment and/or such removal and restoration. If the Tenant does not remove its trade fixtures, or wiring, cables and related equipment prior to the expiry or earlier termination of the Term, such trade fixtures or wiring, cables and related devices and equipment shall, at the option of the Landlord, be deemed abandoned and become the property of the Landlord and may be removed from the Premises and sold or disposed of by the Landlord in such manner as it deems advisable and the Tenant shall pay to the Landlord on demand all costs incurred by the Landlord in connection therewith, plus an administration fee of 15% of the costs. If the Tenant fails to complete any work referred to in this Section within the period specified, the Tenant shall pay compensation to the Landlord for actual damages suffered by the Landlord for loss of use of the Premises.

9.4	Liens

The Tenant shall pay before delinquency for all materials supplied and work done in respect of the Premises by or at Tenant’s request so as to ensure that no lien or claim of lien is registered against any portion of the Lands or Premises or against the Landlord’s or Tenant’s interest in the Lands or Premises. If a lien or claim of lien is registered or filed, the Tenant shall discharge it at its expense within five  Business Days after notice from the Landlord (or sooner if such lien or claim is delaying a financing or sale of all or any part of the Premises), failing which the Landlord may at its option discharge the lien or claim of lien by paying the amount claimed to be due into court and the amount so paid and all expenses of the Landlord including legal fees (on a solicitor and client basis) shall be paid by the Tenant to the Landlord; provided, however Tenant may contest such liens or claim of lien so long as Tenant causes such lien or claim of lien to be bonded or insured over in a manner reasonably satisfactory to Landlord.  The Tenant shall not mortgage, charge, grant a security interest in or otherwise encumber any Leasehold Improvements without the Landlord’s prior written consent, which shall not be unreasonably withheld. Notwithstanding the foregoing, this provision shall not apply to any materials supplied or work done in respect of the Premises not at the request of Tenant.

9.5	Notice by Tenant

The Tenant shall promptly notify the Landlord of any material accident, defect, damage or deficiency which occurs or exists in any part of the Premises, the Building Systems or the Lands which comes to the attention of the Tenant.

ARTICLE 10 - USE OF PREMISES

10.1	Permitted Use

The Tenant shall continuously use the whole of the Premises only as a facility for (i) manufacturing (ii) storing, marketing and selling the items manufactured therein and (iii) all other purposes reasonably related or appurtenant to items (i) and (ii), which the Tenant shall operate in a first-class, reputable manner, and for no other purpose.  The Tenant shall not use the Premises in a manner which does or could result in excessive demands being placed on the Building Systems.

10.2	Compliance with Laws

The Tenant shall use and occupy and shall cause the Premises to be used and occupied in compliance with all Applicable Laws and in a safe, careful and proper manner.  Except as otherwise provided herein, it is the Tenant’s responsibility to ensure that its use from time to time is permitted by all Applicable Laws.  If due to the Tenant’s use or occupancy of the Premises and arising after the Commencement Date, improvements or changes are necessary to comply with any Applicable Laws or with any such directive, policy or request or with the requirements of insurance carriers, the Landlord may at its option either do the necessary work, at the expense of the Tenant as Additional Rent, or forthwith give notice to the Tenant to do such work within the requisite period of time and the Tenant shall then do such work within the requisite period of time.

10.3	Nuisance, Interference, Waste, Overloading

The Tenant shall not cause or allow any act or thing which could reasonably be expected to constitute a nuisance or which is reasonably deemed offensive to the Landlord or neighbours. The Tenant shall keep the Premises free of debris and other items that might attract rodents or vermin and free of anything of a dangerous or noxious nature or which could create a fire, environmental, health or other hazard (including any electromagnetic fields or other forms of radiation) or undue vibration, heat or noise. The Tenant shall not cause or allow any overloading of the floors of the Premises or the bringing into any part of the Premises, of any articles or fixtures that by reason of their weight, use or size might damage or endanger the structure or any of the Building Systems.

10.4	Rules and Regulations

The Tenant shall comply and cause every Person over whom it has control to comply with the Rules and Regulations attached hereto as Schedule “B.”  The Landlord shall have the right from time to time to make reasonable amendments, deletions and additions to such Rules and Regulations, so long as a written copy of such changes are provided to Tenant and any changes do not expand the obligations of Tenant under this Lease. If the Rules and Regulations conflict with any other provisions of this Lease, the other provisions of this Lease shall govern. The Landlord shall not be obligated to enforce the Rules and Regulations and shall not be responsible to the Tenant for failure of any person to comply with the Rules and Regulations.

10.5	Environmental Warranty and Indemnity

Without in any way limiting any other provision or indemnity provided in this Lease, the Tenant agrees that the Tenant is, and all materials manufactured, stored, distributed or sold by it are, and will continue to be throughout the Term, and any renewal or extension thereof, in strict compliance with all national, provincial, territorial, municipal, local and/or foreign governmental authorities, laws, rules, regulations, ordinances or requirements relating to any environmental matters.  The Tenant agrees that no chemicals or substances shall be released by Tenant or Tenant’s agents, employees or invitees onto the Premises, in the air or into the drains in violation of any Applicable Laws.   The Tenant shall indemnify, hold harmless and defend the Landlord and its directors, officers, employees, agents, successors and assigns, from and against any and all costs, expenses (including without limitation reasonable counsel fees), liabilities, losses, damages, suits, actions, fines penalties, claims or demands of any kind arising out of or in any way connected with a breach of the covenants in this Section 10.5 by the Tenant or an agent of the Tenant.  This obligation shall survive the expiry or termination of the Lease.

Without in any way limiting any other provision or indemnity provided in this Lease, the Landlord hereby represents and warrants to the Tenant that at all times prior to the date hereof, the Premises have been, and all materials manufactured, stored, distributed or sold on or from the Premises were, in strict compliance with all national, provincial, territorial, municipal, local and/or foreign governmental authorities, laws, rules, regulations, ordinances or requirements relating to any environmental matters.  The Landlord warrants that no chemicals or substances have been released onto the Premises, in the air or into the drains in violation of any Applicable Laws.   The Landlord shall indemnify, hold harmless and defend the Tenant and its directors, officers, employees, agents, successors and assigns, from and against any and all costs, expenses (including without limitation reasonable counsel fees), liabilities, losses, damages, suits, actions, fines penalties, claims or demands of any kind arising out of or in any way connected with a breach of the foregoing representation and warranty by the Landlord or an agent of the Landlord.

ARTICLE 11 - INSURANCE, LIABILITY AND INDEMNITY

11.1	Tenant’s Insurance

The Tenant shall effect and maintain during the Term at its sole cost and expense:

(a)
“all risks” insurance including flood, earthquake, and sewer back up upon all property owned by the Tenant or by others and for which property the Tenant is responsible located in the Property including equipment, furniture, fixtures and Leasehold Improvements and Tenant’s legal liability in amounts sufficient to fully cover, on a replacement cost basis, all such items (for the avoidance of doubt, Tenant is not responsible for insuring the Structural Components or the Building Systems, which are the responsibility of the Landlord pursuant to Section 11.4 below);

(b)
comprehensive general liability insurance on an occurrence basis, against claims for bodily injury, personal injury, economic loss and property damage arising from occurrences in or about the Property or arising from or in any way relating to the Tenant’s use or occupancy of the Premises or the Property, contractual liability (including coverage of the indemnities provided for in this Lease), non-owned automobile liability and owner and contractors protective liability, in amounts which are from time to time acceptable to a prudent tenant in the community in which the Property is located (as reasonably determined by the Landlord), but not less than CDN 5,000,000 in respect of each occurrence;

(c)
any other form of insurance that the Landlord or any Mortgagee may reasonably require from time to time in form, amounts and for insurance risks reasonably acceptable to the Landlord and any Mortgagee, including but not limited to:

(i)           Business interruption insurance to cover fixed costs including rental expense, extra expenses and/or expediting expenses, in the event of temporary interruption of operations due to an insured loss; and

(ii)           Boiler and machinery insurance including production machinery under the Tenant’s control.

All policies shall name the Landlord as “additional insured” and shall contain a clause providing the Landlord thirty (30) days notice of any material change, non-renewal or cancellation of insurance policies.  All policies shall be recorded as being primary, contain cross-liability and severability of interest provisions, and shall contain a waiver of subrogation against the Landlord.

Should the Tenant fail to maintain any of the insurance required pursuant to this Section 11.1 and should such default continue for two Business Days after notice to the Tenant, then in addition to any other rights and remedies, the Landlord may, but shall have no obligation to, elect to obtain the required insurance and the Tenant shall upon demand pay to the Landlord, as Rent, the Landlord’s cost of obtaining such insurance.

11.2	Form of Tenant Policies

The Tenant shall obtain from the insurers under each such policy undertakings to notify the Landlord in writing at least thirty (30) days prior to any material change, non-renewal or cancellation thereof. The Tenant shall furnish to the Landlord on written request, certificates of all such policies.

Each policy required pursuant to Section 11.1 shall be in a form and with insurers acceptable to the Landlord, acting reasonably, having reasonable deductibles, and: (a) shall include, as additional insureds (but without liability for premiums) as its interests may appear the Landlord, any Mortgagee and other Persons with an interest in the Premises from time to time designated in writing by the Landlord; (b) shall contain provisions for cross-liability and severability of interests among the Landlord, the other insureds and the Tenant; (c) shall contain a waiver of any rights of subrogation which the insurer may have against the Landlord and those for whom the Landlord is in law responsible; and (d) shall be recorded as being primary.

11.3	Certified Copies and Notice to Landlord

The Tenant shall provide to the Landlord, prior to the Commencement Date, certified copies or other evidence satisfactory to the Landlord that the Tenant has obtained all insurance policies required by this Lease and shall provide written evidence of the continuation of such policies not less than ten days prior to their respective expiry dates. Each policy required pursuant to Section 11.1 shall provide that: (a) the insurer must notify the Landlord and any Mortgagee in writing at least 30 days prior to any material change detrimental to the Landlord or any Mortgagee or the cancellation of any such policy; (b) the policy shall not be invalidated in respect of the interests of the Landlord or any Mortgagee or any other additional insureds by reason of any breach or violation of any warranties, representations, declarations or conditions contained in such policy; and (c) the policy shall be non-contributing with, and shall apply only as primary and not excess to, any other insurance available to all and any of the Landlord, any Mortgagee or any other additional insured referred to above.

11.4	Landlord’s Insurance

The Landlord shall keep in effect and maintain during the Term such insurance on the Premises and all property and interest of the Landlord in the Premises at a minimum as required by this Lease including but not limited to comprehensive commercial property insurance for all risks of direct physical loss providing protection against damage and loss covering the full replacement value of the Premises including rental income coverage equal to twelve 12 months of income derived from rents.  Landlord’s insurance policies shall contain a waiver of any rights of subrogation which the insurer may have against the Tenant and those for whom the Tenant is in law responsible.  The premium amounts for Landlord’s insurance obligations hereunder shall be reimbursed by Tenant to Landlord as Additional Rent.

11.5	Insurance Risks

The Tenant shall not do, omit to do, or permit to be done or omitted to be done upon the Premises anything that may contravene or be prohibited by any of the Landlord’s insurance policies in force from time to time covering or relevant to any part of the Premises or which would prevent the Landlord from procuring such policies with companies reasonably acceptable to the Landlord. If the occupancy of the Premises, the conduct of business in the Premises or any acts or omissions of the Tenant in the Premises causes or results in any increase in premiums for any of the Landlord’s insurance policies, then, without limiting any other rights or remedies of the Landlord, the Tenant shall pay any such increase as Additional Rent forthwith upon receipt of the invoices of the Landlord for such additional premiums. A written report by an expert concerning the cause of any increase in premiums will be accepted as conclusive evidence of the cause for the purposes of determining the Tenant’s liability to pay for increases as Additional Rent.

11.6	Releases

(a)          Release of Landlord.  The Tenant hereby releases the Landlord from any and all claims, actions, causes of action, damages, demands for damages and other liabilities (collectively, “Liabilities”), howsoever arising, that may be made by the Tenant against the Landlord under the provisions of this Lease to the extent of any of the following:

(i)           any insurance proceeds paid under the policies of insurance maintained by the Tenant or which would have been paid if the Tenant had maintained the insurance required under this Lease and had diligently processed any claims thereunder;

(ii)           any Liabilities that are not the fault of or arising from the acts or omissions of Landlord, or any of Landlord’s employees, agents or invitees or that are not the result or consequence of Landlord’s breach of any of its obligations herein;

(iii)           any Liabilities that are the Tenant’s responsibility under this Lease unless caused by the negligence or willful misconduct of Landlord or any of Landlord’s employees, agents or invitees; or

(iv)           any Liabilities that may arise upon Landlord exercising a remedy provided for in this Lease unless caused by the negligence or willful misconduct of Landlord or any of Landlord’s employees, agents or invitees.

(b)           Release of Tenant.  The Landlord hereby releases the Tenant from any and all claims, actions, causes of action, damages, demands for damages and other liabilities, howsoever arising, that may be made by the Landlord against the Tenant under the provisions of this Lease to the extent of any of the following:

(i)           any insurance proceeds paid under the policies of insurance maintained by the Landlord or which would have been paid if the Landlord had maintained the insurance required under this Lease and had diligently processed any claims thereunder; or

(ii)           any Liabilities that are the Landlord’s responsibility under this Lease unless caused by the negligence or willful misconduct of Tenant or any of Tenant’s employees, agents or invitees.

11.7	Indemnity by Tenant

Unless arising as a result of the act or omission of the Landlord, its employees, agents or invitees, and except as otherwise provided herein, the Tenant shall defend, indemnify and save harmless the Landlord from and against any and all claims, actions, causes of action, damages, demands for damages, losses and other liabilities and expenses (including, without limitation, those in connection with bodily injury (including death), personal injury, illness or discomfort or damage to property and reasonable legal fees on a solicitor and client basis) due to or arising from or out of any occurrence in, on or at the Premises occasioned wholly or in part by any act or omission of the Tenant, its officers, employees, agents, contractors, invitees, licensees or by any Person permitted by the Tenant to be on the Premises or due to or arising out of any breach by the Tenant of this Lease

11.8	Indemnity by Landlord

Unless arising as a result of the act or omission of the Tenant, its employees, agents or invitees, and except as otherwise provided herein, the Landlord shall defend, indemnify and save harmless the Tenant from and against any and all claims, actions, causes of action, damages, demands for damages, losses and other liabilities and expenses (including, without limitation, those in connection with bodily injury (including death), personal injury, illness or discomfort or damage to property and reasonable legal fees on a solicitor and client basis) due to or arising from or out of any occurrence in, on or at the Premises occasioned wholly or in part by any act or omission of the Landlord, its officers, employees, agents, contractors, invitees, licensees or by any Person permitted by the Landlord to be on the Premises or due to or arising out of any breach by the Landlord of this Lease.

ARTICLE 12 - ASSIGNMENT, SUBLETTING AND OTHER TRANSFERS

12.1	Transfers

The Tenant shall not enter into, consent to, or permit any Transfer without the prior written consent of the Landlord, which consent shall not be unreasonably withheld but shall be subject to the Landlord’s rights under Article 12. The Tenant shall pay to the Landlord its reasonable costs incurred (including legal fees and disbursements) in respect of the proposed Transfer.  Landlord shall respond to Tenant’s request for Landlord’s consent within ten Business Days. Notwithstanding any statutory provision to the contrary, it shall not be considered unreasonable for the Landlord to withhold its consent if, without limiting any other factors or circumstances which the Landlord may reasonably take into account:

(a)	an Event of Default on the part of the Tenant hereunder has occurred and is continuing;

(b)
the proposed Transfer would, or could reasonably be expected to, result in violation or breach of any covenants or restrictions made or granted by the Landlord to Mortgagees, prospective tenants or occupants, of the Premises or other third parties;

(c)	in the Landlord’s reasonable opinion:

(i)	either the financial background or the business history and capability of the proposed Transferee is not satisfactory;

(ii)
the nature or character of the proposed business of the proposed Transferee is such that it might harm the Landlord’s business or reputation or reflect unfavourably on the Premises, the Landlord, or other tenants of the Premises, or the image of any of them, or is unethical, immoral or illegal;

(iii)	the use of the Premises by the proposed Transferee could result in excessive demands being placed on the Building Systems; or

(iv)	if the Transfer affects less than all of the Premises, the portion affected or the portion remaining are not reasonably acceptable in respect of size, access or configuration;

(d)
the proposed Transferee or any principal of the proposed Transferee or any principal shareholder of the proposed Transferee has a history of defaults under other commercial leases or does not have a satisfactory history of compliance with laws.

Any consent by the Landlord to a Transfer shall not constitute a waiver of the necessity for such consent to any subsequent Transfer.

Notwithstanding the foregoing, it shall be unreasonable for the Landlord to withhold consent if Tenant pays Landlord’s reasonable costs incurred with such Transfer and the proposed Transferee is as strong as or stronger financially than the existing Tenant and no other condition in (a), (b), (c) (ii)-(iv) or (d) is violated.

12.2	Tenant’s Notice, Landlord’s Right to Terminate

If the Tenant intends to effect a Transfer the Tenant shall give prior notice to the Landlord of such intent specifying the identity of the Transferee, the type of Transfer contemplated, the part of the Premises affected and the financial and other terms of the Transfer, and shall provide such financial, business or other information relating to the proposed Transferee and its principals as the Landlord or any Mortgagee reasonably requires, together with copies of all documents which record the particulars of the proposed Transfer.  The Landlord shall, within 10 days after having received such notice and all requested information, notify the Tenant either that it consents or does not consent to the Transfer in accordance with the provisions of this Lease

12.3	Conditions of Transfer

The following terms and conditions apply in respect of a Transfer:

(a)
the Tenant and the Transferee shall execute, prior to the Transfer being made, an agreement with the Landlord in the Landlord’s form including the Transferee’s covenant to be bound by all of the terms of this Lease

(b)
Notwithstanding any Transfer except a Transfer as a result of a transfer of substantially all of Tenant’s assets, the Tenant shall remain liable under this Lease and shall not be released from performing any of the terms of this Lease. The Tenant’s liability shall continue notwithstanding any amendment of this Lease throughout the Term and any exercise of any renewal or extension of the Term provided for herein, regardless of whether or when an amendment of this Lease is made (however the original Tenant’s liability will not be increased by any amendment that it is not a party to) and notwithstanding that the Landlord may collect rent from the Transferee;

(c)
if the basic and additional rent to be paid by the Transferee under such Transfer exceeds the Basic Rent and Additional Rent payable by the Tenant hereunder, the amount of such excess shall be paid by the Tenant to the Landlord. If the Tenant receives from any Transferee, either directly or indirectly, any consideration other than basic or additional rent for such Transfer, either in the form of cash, goods or services, the Tenant shall immediately pay to the Landlord an amount equivalent to such consideration;

(d)
if the Transfer is a sublease, the Transferee will agree to waive any statutory or other right to apply to a court or to otherwise elect to: (i) retain the unexpired term of the Lease or the unexpired term of the sublease; (ii) obtain any right to enter into any lease or other agreement directly with the Landlord; or (iii) otherwise remain in possession of any portion of the Premises, in any case where the Lease is terminated, surrendered or otherwise cancelled, including, without limitation, any disclaimer, repudiation, surrender or other termination (each of these transactions being referred to as an “Early Termination”) by any trustee in bankruptcy of the Tenant or a Transferee, by any court appointed officer, or by the Tenant or a Transferee in connection with any insolvency proceedings; and

(e)
if there is an Early Termination, the Tenant and any Transferee (except the bankrupt or insolvent Tenant or Transferee) to whom the Landlord gives notice within 60 days after the Early Termination, shall be considered to have entered into a lease with the Landlord on the same terms and conditions as are contained in this Lease except that the term of the lease shall commence on the date of the Early Termination and shall expire on the date this Lease would have expired but for the Early Termination.

12.4	No Advertising

The Tenant shall not advertise that the whole or any part of the Premises are available for a Transfer and shall not permit any broker or other Person to do so unless the text and format of such advertisement is approved in writing by the Landlord, such approval not to be unreasonably withheld.  No such advertisement shall contain any reference to the rental rate of the Premises.

12.5	Sales or Dispositions by Landlord

Subject to the rights of Tenant pursuant to this Lease, the Landlord shall have the unrestricted right to sell, transfer, lease, license, charge or otherwise dispose of all or any part of its interest in the Premises or any interest of the Landlord in this Lease. In the event of any sale, transfer, lease or other disposition the Landlord shall thereupon, and without further agreement, be released of all liability under this Lease arising from and after such disposition.

ARTICLE 13 - LANDLORD FINANCING AND STATUS CERTIFICATES

13.1	Subordination and Postponement

(a)
Provided that Tenant obtains non-disturbance agreement(s), this Lease and the rights of the Tenant in this Lease shall be subject and subordinate to any and all Mortgages and the Tenant, on request by and at the expense of the Landlord, shall, within ten Business Days after such request, execute and deliver any and all instruments required by the Landlord to evidence such subordination. Upon request by the Tenant at the time of any request for confirmation of subordination, the Landlord shall obtain from any Mortgagee an acknowledgement and assurance in writing addressed to the Tenant (and in form and substance reasonably acceptable to Tenant), whereby such Mortgagee acknowledges that, in the event of any such Mortgagee realizing upon the security, it will not disturb the Tenant and will permit the Tenant to remain in possession under this Lease in accordance with its terms, so long as the Tenant is not in default.

(b)
The Landlord, as to any Mortgage, and a Mortgagee, as to any Mortgage held by it, may, by notice to the Tenant, elect that this Lease and the rights of the Tenant hereunder shall be prior to such Mortgage(s) and the Tenant, on request by and without cost to the Landlord, shall, within five Business Days after such request, execute and deliver any and all instruments required by the Landlord or the Mortgagee, as the case may be, to confirm priority to this Lease over the Mortgage(s).

13.2	Attornment

At any time after any of the following has occurred:

(a)	if a Mortgagee delivers a notice of attornment;

(b)	if a Mortgagee shall take possession of the Premises; or

(c)
if the interest of the Landlord is transferred to any Person (in this Article referred to as a “Purchaser”) by reason of foreclosure or other proceedings for enforcement of any Mortgage, or by delivery of a conveyance, the Tenant shall, subject to a receipt by Tenant of an acknowledgement and assurance in writing addressed to Tenant (and in form and substance reasonably acceptable to Tenant), whereby such Mortgagee or Purchaser, as the case may be, acknowledges that, in the event of any of the above events has occurred , it will not disturb the Tenant and will permit the Tenant to remain in possession under this Lease in accordance with its terms, so long as the Tenant is not in default, and at the option of the Mortgagee or the Purchaser, as the case may be, exercisable by notice in writing to the Tenant, be deemed to have attorned to the Mortgagee or the Purchaser, as the case may be, upon receipt of such notice. The Landlord, the Mortgagee or the Purchaser, as the case may be, may require the Tenant to enter into all instruments required by the Landlord, the Mortgagee or the Purchaser, as the case may be, to confirm such attornment. Upon such attornment and acknowledgement of non-disturbance, the obligations of the Tenant under this Lease shall continue in full force and effect upon all the same terms, conditions and covenants in this Lease.

13.3	Status Certificates

The Tenant shall at any time and from time to time execute and deliver to the Landlord, or as the Landlord, a Mortgagee or a Purchaser may direct, within ten Business Days after it is requested, a certificate of the Tenant, in the form supplied, addressed to the Landlord, the Mortgagee or the Purchaser, as the case may be, and/or any prospective purchaser, lessor or Mortgagee, certifying such particulars, information and other matters in respect of the Tenant, the Premises and this Lease that the Landlord, the Mortgagee or the Purchaser, as the case may be, may reasonably request.

13.4	Reliance

Subject to the terms and conditions of this Lease, a Mortgagee or a Purchaser shall be entitled to rely upon and enforce the provisions of this Lease which are stated to be for its benefit and, without limitation, the Mortgagee shall be entitled to act as agent for the Landlord to the extent necessary to enforce any such provisions, so long as such Mortgagee or a Purchaser accepts the obligations and responsibilities of a Mortgagee, Purchaser and/or Landlord as provided for herein.

ARTICLE 14  - DAMAGE, DESTRUCTION

14.1	Damage to Premises

If all or any material part of the Premises is rendered untenantable or completely inaccessible by damage from fire or other casualty to the Premises, then:

(a)
if in the reasonable opinion of the Expert, the damage can be substantially repaired under Applicable Laws within 120 days from the date of such casualty (employing normal construction methods without overtime or other premium), the Landlord shall forthwith repair such damage other than damage to Leasehold Improvements and any other property that is not the responsibility of or is not owned by Landlord; and

(b)
if in the reasonable opinion of the Expert, the damage cannot be substantially repaired under Applicable Laws within 120 days from the date of such casualty (employing normal construction methods without overtime or other premium), then either Landlord or Tenant may elect to terminate this Lease as of the date of such casualty by notice delivered to the other party not more than 20 days after receipt of the Expert’s opinion, failing which the Landlord shall forthwith repair such damage other than damage to Leasehold Improvements or property that is not the responsibility of or is not owned by Landlord.

14.2	Abatement

If the Landlord is required to repair damage to the Premises under Section 14.1 the Basic Rent payable by the Tenant shall be proportionately reduced to the extent that the Premises are rendered untenantable or inaccessible, from the date of the casualty until 30 days after completion by the Landlord of the repairs to the Premises or until the Tenant again uses the Premises (or the part thereof rendered untenantable), whichever first occurs. The Tenant shall effect its own repairs as soon as possible after completion of the Landlord’s repairs. Notwithstanding the foregoing, there shall be no abatement or reduction of Rent where the Landlord’s repairs to the Premises take less than ten days to complete after the damage occurs.

14.3	Termination Rights

Notwithstanding anything else contained in this Lease, if: (a) the Premises are partially destroyed or damaged so as to affect 25% or more of the Rentable Area; or (b) in the reasonable opinion of the Expert the Premises is unsafe or access or services are affected and, in either case, cannot be substantially repaired under Applicable Laws within 120 days from the date of such casualty (employing normal construction methods without overtime or other premium); or (c) the proceeds of insurance are substantially insufficient to pay for the costs of repair or rebuilding or are not payable to or received by the Landlord; or (d) any Mortgagee(s) or other Person entitled to the insurance proceeds shall not consent to the repair and rebuilding, then either party  may terminate this Lease by giving to the other party  notice of such termination within 60 days of the damage or destruction, in which event the Term shall cease and be at an end as of the date of such damage or destruction and the Rent and all other payments for which the Tenant is liable under the terms of this Lease shall be apportioned and paid in full to the date of termination (subject to any abatement under Section 14.2).

14.4	Landlord’s Rights on Rebuilding

In the event of damage to the Premises and if this Lease is not terminated in accordance with Sections 14.1 or 14.3, the Landlord shall forthwith repair any damage to the Premises, but only to the extent of the Landlord’s obligations under the terms of this Lease and exclusive of any tenant’s responsibilities with respect to such repair. In repairing or rebuilding the Premises the Landlord may use drawings, designs, plans and specifications other than those used in the original construction and may alter or relocate the buildings, structures or facilities or any part thereof, and may alter or relocate the Premises, provided that the Premises as repaired or rebuilt is in compliance with all Applicable Laws, is repaired or rebuilt in a good and workmanlike manner and is of a similar standard such that Tenant’s use of the Premises is not impaired. The Premises as altered or relocated shall be of approximately the same size as the original Premises.

ARTICLE 15 - DEFAULT AND REMEDIES

15.1	Events of Default by Tenant

Any of the following constitutes an Event of Default by Tenant under this Lease:

(a)	any Rent is in arrears and is not paid within five Business Days after notice from the Landlord;

(b)	the Tenant has breached any of its obligations in this Lease and, if such breach is capable of being remedied and is not otherwise listed in this Section 15.1, after notice from the Landlord:

(i)	the Tenant fails to remedy such breach within 15 days (or such shorter period as may be provided in this Lease); or

(ii)
if such breach cannot reasonably be remedied within 15 days or such shorter period, the Tenant fails to commence to remedy such breach within such 15 days or shorter period or thereafter fails to proceed diligently to remedy such breach;

(c)
the Lease or any material goods, chattels or equipment of the Tenant is seized, taken or exigible in execution or in attachment or if a writ of execution or enforcement is issued against the Tenant and such writ is not stayed or vacated within 15 days after the date of such issue;

(d)
the Tenant becomes insolvent or commits an act of bankruptcy or takes the benefit of any statute for bankrupt or insolvent debtors or makes any proposal, assignment, compromise or arrangement with its creditors, or if a receiver is appointed for all or part of the business, property, affairs or revenues of the Tenant;

(e)
the Tenant makes a bulk sale of its goods (other than in conjunction with a Transfer approved by the Landlord) or moves or commences, attempts or threatens to move its goods, chattels and equipment out of the Premises (other than in the normal course of its business);

(f)
the Tenant abandons or attempts to abandon the Premises or ceases to conduct business from the Premises, or the Premises become vacant or substantially unoccupied for a period of 30 consecutive days; or

(g)	the Tenant purports to effect a Transfer other than in compliance with the provisions of this Lease.

15.2	Landlord Remedies

If and whenever an Event of Default by Tenant occurs, the Landlord shall have the following rights and remedies, exercisable immediately and without further notice and at any time while the Event of Default by Tenant continues:

(a)
to terminate this Lease and re-enter the Premises. The Landlord may remove all Persons and property from the Premises and store such property at the expense and risk of the Tenant or sell or dispose of such property in such manner as the Landlord sees fit without notice to the Tenant. Notwithstanding any termination of this Lease, the Landlord shall be entitled to receive Rent and all Rental Taxes up to the time of termination plus the full amount of the current month’s Rent at the time of termination together with the next three months Rent, which shall immediately become due and payable, and damages including, without limitation: (i) costs of reclaiming, repairing and re-leasing the Premises; and (ii) legal fees and disbursements on a solicitor and client basis;

(b)
to enter the Premises as agent of the Tenant and to relet the Premises for whatever length of time and on such terms as the Landlord in its reasonable discretion may determine including, without limitation the right to: (i) take possession of any property of the Tenant on the Premises; (ii) store such property at the expense and risk of the Tenant; (iii) sell or otherwise dispose of such property in such manner as the Landlord sees fit; and (iv) make reasonable alterations to the Premises to facilitate the reletting. The Landlord shall receive the rent and proceeds of sale as agent of the Tenant and shall apply the proceeds of any such sale or reletting first, to the payment of any expenses incurred by the Landlord with respect to any such reletting or sale, second, to the payment of any indebtedness of the Tenant to the Landlord other than Rent and third, to the payment of Rent in arrears, with the residue to be held by the Landlord and applied to payment of future Rent as it becomes due and payable. The Tenant shall remain liable for any deficiency to the Landlord;

(c)
to remedy or attempt to remedy the Event of Default for the account of the Tenant and to enter upon the Premises for such purposes. The Landlord shall not be liable to the Tenant for any loss, injury or damages caused by the Landlord in remedying or attempting to remedy the Event of Default except to the extent resulting from the negligence or wilful misconduct of Landlord or its employees, agents or invitees.  The Tenant shall pay to the Landlord, on demand, all reasonable expenses incurred by the Landlord in remedying the Event of Default, and interest at the Default Rate from the date such expense was incurred by Landlord; and

(d)
to recover from the Tenant all damages, costs and expenses incurred by the Landlord as a result of the Event of Default including any deficiency between those amounts which would have been payable by the Tenant for the portion of the Term following such termination and the net amounts actually received by the Landlord during such period of time with respect to the Premises.

15.3	Distress

Notwithstanding any provision of this Lease or any provision of any present or future Applicable Laws, none of the goods, chattels or trade fixtures on the Premises at any time during the Term shall be exempt from levy by distress for Rent in arrears, and the Tenant waives any such exemption. If the Landlord makes any claim against the goods and chattels of the Tenant by way of distress this provision may be pleaded as an estoppel against the Tenant in any action brought to test the right of the Landlord to levy such distress.

15.4	Interest and Costs

After an Event of Default, the Tenant shall pay to the Landlord upon demand interest at the Default Rate on all Rent required to be paid hereunder from the due date for payment until fully paid and satisfied.

15.5	Events of Default by Landlord

Each of the following events constitutes an Event of Default by Landlord under this Lease:

(a)	The Landlord has breached any of its obligations in this Lease and after notice from the Tenant;

(i)	the Landlord fails to remedy such breach within 30 days (or such short period as may be provided in this Lease); or

(ii)
if such breach cannot reasonably be remedied within 30 days or such shorter period, the Landlord fails to commence to remedy such breach within such 30 days or shorter period or thereafter fails to proceed diligently to remedy such breach; or

(b)
the Landlord becomes insolvent or commits an act of bankruptcy or takes the benefit of any statute for bankrupt or insolvent debtors or makes any proposal, assignment, compromise or arrangement with its creditors, or if a receiver is appointed for all or part of the business, property, affairs or revenues of the Landlord.

Upon each occurrence of a Landlord’s Event of Default, Tenant may at any time thereafter at its election (a) take such action as Tenant may deem necessary or desirable to correct such default and abate Rent in the amount of costs incurred by Tenant to cure such Landlord default, (b) terminate this Lease if the Landlord’s Event of Default causes Tenant damages equal to or in excess of CDN 10,000.00, or (c) exercise any right or remedy for any specific default as is provided herein.

15.6	Remedies Cumulative

No reference to or exercise of any specific right or remedy herein shall prejudice or preclude a party from exercising or invoking any other remedy, whether allowed under this Lease or generally at law or in equity, and the express provisions of this Lease as to certain rights and remedies are not to be interpreted as excluding any other or additional rights and remedies available to such partygenerally at law or in equity.

ARTICLE 16 - MISCELLANEOUS

16.1	Relationship of Parties

Nothing contained in this Lease shall create any relationship between the parties other than that of landlord and tenant, and, without limitation, nothing in this Lease shall be construed to constitute the Landlord and the Tenant as partners, joint venturers or members of a joint or common enterprise.

16.2	Overholding

The Tenant has no right to remain in possession of the Premises after the end of the Term. If the Tenant remains in possession of the Premises after the end of the Term with the consent of the Landlord but without entering into a new lease or other agreement then, notwithstanding any statutory provisions or legal presumption to the contrary, there shall be no tacit renewal of this Lease or the Term and the Tenant shall be deemed to be occupying the Premises as a tenant from month to month (with either party having the right to terminate such month to month tenancy at any time on 30 days’ notice, whether or not the date of termination is at the end of a rental period) at a monthly Basic Rent payable in advance on the first day of each month equal to 125% of the monthly amount of Basic Rent payable during the last month of the Term and otherwise upon the same terms, covenants and conditions as in this Lease insofar as these are applicable to a monthly tenancy and, for greater certainty, including liability for all Additional Rent.

16.3	Registration

Tenant or anyone on the Tenant’s behalf or claiming under the Tenant (including any Transferee) shall be allowed to register this Lease and Purchase Option or any Transfer against the Lands. Upon the expiration or other termination of the Term the Tenant shall immediately discharge or otherwise vacate any such notice or caveat.  If any part of the Lands are made subject to any easement, right-of-way or similar right, the Tenant shall immediately at the request of the Landlord postpone its registered interest to such easement, right-of-way or similar right.

16.4	Unavoidable Delay

If any party is bona fide delayed, or hindered in or prevented from the performance of any term, covenant or act required by this Lease by reason of any cause beyond the control of the party affected including, without limitation, strikes, lockouts or other labour disputes, the enactment, amendment or repeal of any Applicable Laws, shortages or unavailability of labour or materials, riots, insurrection, sabotage, rebellion, war, acts of terrorism, act of God, or any other similar reason (“Unavoidable Delay”), then performance of such term, covenant or act is excused for the period of the delay and the party so delayed, hindered or prevented shall be entitled to perform such term, covenant or act within the appropriate time period after the expiration of the period of such delay.  However, the provisions of this Section do not operate to excuse the Tenant from the prompt payment of Rent and any other payments required by this Lease and Unavoidable Delay shall not include any delay caused by the parties’ default or act or omission, any delay avoidable by the exercise of reasonable care by such party or any delay caused by lack of funds of such party. The Landlord shall also be excused from the performance of any term, covenant or act required hereunder if the performance of such item would be in conflict with any directive, policy or request of any governmental or quasi-governmental authority in respect of any energy, conservation, safety or security matter.

16.5	Decisions of Experts

The decision of any Expert whenever provided for under this Lease and any certificate of an Expert shall be final and binding on the parties and there shall be no further right of dispute or appeal.

16.6	Notices

Any notice, demand, statement or request (“Notice”) required or permitted to be given under this Lease shall be in writing and shall be deemed to have been duly given if personally delivered, delivered by courier or mailed by registered prepaid post, in the case of Notice to the Landlord, to it at the address set out in Section 1.1(a)(ii) and in the case of Notice to the Tenant, to it at the Premises.

Any such Notice given in accordance with the above requirements shall be deemed to have been given, if mailed, on the fifth day following the date of such mailing or, if delivered, on the day on which it was delivered so long as such delivery was prior to 5:00 p.m. on a Business Day (and, if after 5:00 p.m. or if any such day is not a Business Day, then it shall be deemed to have been delivered on the next Business Day). Either party may from time to time by Notice change the address to which notices to it are to be given. Notwithstanding the foregoing, during any interruption or threatened interruption in postal services, any Notice shall be personally delivered or delivered by courier. If a copy of any Notice to the Tenant is to be sent to a second address or to another Person other than the Tenant, the failure to give any such copy shall not vitiate the delivery of the Notice to the Tenant.

16.7	Power, Capacity and Authority

The Landlord and the Tenant covenant, represent and warrant to each other that they have the power, capacity and authority to enter into this Lease and to perform its obligations hereunder and that there are no covenants, restrictions or commitments given by it which would prevent or inhibit it from entering into this Lease.

16.8	Landlord’s Representations and Warranties

Landlord hereby represents and warrants the following:  (i) that it is the true and lawful owner of the Premises, and is authorized to grant a leasehold interest therein and all payments relating to any mortgage which is now a lien upon the Premises are current and to date; (ii) Landlord has obtained all consents necessary from its mortgagee in connection with this Lease; (iii) the Premises are zoned to allow Tenant's use as defined herein; (iv) the Premises conform to all applicable federal state and local laws, statutes, regulations and ordinances; (v) the Premises are in good condition and all Building Systems are in good working order; and (vi) as long as Tenant is not in default hereunder, Tenant may peaceably and quietly have, hold, occupy and enjoy the Premises and all the appurtenances thereto without hindrance on the part of Landlord.

Signatures on following page.
SCHEDULES

“A”           Lands
“B”           Rules and Regulations
“C”           Special Provisions

IN WITNESS WHEREOF the parties hereto have executed this Lease.

Thompson Contract Supply Company Limited
(Landlord)

Per:
Name: Ralph Thompson
I have the authority	Title: President & Chief Executive Officer
to bind the corporation

Span Medical Products Canada Inc.
(Tenant)

Per:
Name: James D. Ferguson
I have the authority	Title: President & Chief Executive Officer
to bind the corporation

Schedule “A” - Lands

Part of Lot 17, Concession 1, former Township of Clinton, now Town of Lincoln, Regional Municipality of Niagara, designated as Part 1 on Plan 30R-2982, save and except Part 3 on Plan 30R-9693, being the whole of PIN 46095-0079 (LT)

Schedule “B” - Rules and Regulations

1.	Security and Safety

The Tenant shall not keep any inflammable oils or other inflammable, dangerous, corrosive or explosive materials at the Premises, save and except for incidental amounts used in the Tenant’s business operations and kept and used in accordance with all Applicable Laws.

2.             Use of Premises

The Tenant shall not use or permit the Premises to be used for residential, lodging or sleeping purposes, or for the storage of personal effects or articles not required for business purposes.

3.             Operation of Premises

(a)
The Tenant shall place all refuse in the receptacles provided by the Tenant at the Premises or in the receptacles (if any) provided by the Landlord for the Premises, and shall otherwise keep the Premises and the adjacent areas including sidewalks and driveways free of all refuse.

(b)
The Tenant shall neither obstruct nor use the entrances, passages, escalators, elevators and staircases or the sidewalks and driveways for any purpose other than ingress to and egress from the Premises.

4.             Repair, Maintenance, Alterations and Improvements

The Tenant shall carry out the Tenant’s repair, maintenance, alterations and improvements in the Premises only during times agreed to in advance by the Landlord and in a manner which will not interfere with the rights of other parties.

5.             Washrooms and Water Fixtures

The Tenant shall not use the washrooms or other water fixtures for any purposes other than those for which they were intended, and no sweepings, rubbish, rags, ashes or other substances shall be thrown into them.

6.             Locks and Security Systems

The Landlord may from time to time install and change locks and/or security systems on entrances to the Premises and all buildings and facilities located thereon. The Tenant shall be supplied with a reasonable number of keys or other entry devices for each installation. Any additional keys or entry devices required by the Tenant must be obtained from the Landlord at the Tenant’s expense. The Tenant shall not place or cause to be placed any additional locks or security systems on entrances without the prior written consent of the Landlord. At the end of the Term, the Tenant shall return to the Landlord all keys and other entry devices for the Premises and the buildings or facilities which are in the possession of the Tenant.

7.             Animals and Birds

The Tenant shall not bring any animals (except dogs assisting the disabled) or birds within any part of the Premises without the consent of the Landlord.

8.             Smoking

The Tenant shall not permit smoking in any part of the Premises, except in areas, if any, expressly designated by the Landlord for such purpose.

9.             Employees, Agents and Invitees

In these Rules and Regulations, “Tenant” includes the employees, agents, invitees and licensees of the Tenant and others permitted by the Tenant to use or occupy the Premises.

End of Schedule “B.”

Schedule “C” - Special Provisions

C.1           Option to Extend

Provided that the Required Conditions have been satisfied and the Tenant gives the Landlord not less than six (6) months’ and not more than twelve (12) months’ written notice prior to the expiration of the initial Term of the exercise of this option, then the Tenant shall have the option to extend the Lease in respect of the whole of the Premises for a single additional five (5) year term (the “Extension Term”) on the same terms and conditions as set out in the Lease (hereinafter referred to as the “Extension Option”) except:

(a)
the Basic Rent shall be fair market rental for similar premises in the area (the “Extension Rate”), provided that in no event shall the Extension Rate be less than the rate of Basic Rent payable in the immediately preceding year.  If the Landlord and the Tenant do not agree on the Extension Rate at least 90 days prior to the start of the Extension Term, the Extension Rate shall be determined by an independent real estate appraisal firm to be agreed upon by the Landlord and the Tenant or, if the Landlord and the Tenant cannot agree on a mutually acceptable independent real estate appraisal firm at least 75 days prior to the start of the Extension Term, then the Landlord and the Tenant shall each promptly select a reputable independent real estate appraisal firm , those two firms shall together promptly select a third reputable independent real estate appraisal firm, each of the three firms shall promptly determine the fair market rental rate for the Premises and the Extension Rate shall be the average of the three rates determined by the three firms;

(b)	the Tenant shall accept the Premises consistent with the terms of the existing Lease, with no allowance, rent free period or other inducements of any nature; and

(c)	there shall be no further right to extend the Term.

If the Tenant fails to give the appropriate notice within the time limit required for extending the Term, then this option to extend shall be null and void and of no further force or effect.

C.2           Purchase Option

Provided that the Required Conditions have been satisfied and the Tenant gives the Landlord not less than six (6) months’ and not more than twelve (12) months’ written notice prior to the expiration of the initial Term (the “Option Notice Period”) of the exercise of this option, then the Tenant shall have the one time option to purchase the Premises (hereinafter referred to as the “Purchase Option”) on the following terms and conditions.  The Tenant may elect to purchase the Adjacent Vacant Lot (as defined in that certain Asset Purchase Agreement dated December 9, 2011 by and between Tenant, Landlord, M.C. Healthcare Products Inc., Span-America Medical Systems, Inc. and Ralph Thompson) in addition to the Premises by including such election in its written notice that it is exercising the Purchase Option, in which case references to the Premises in this Section C.2 shall mean the Premises plus the Adjacent Vacant Lot, and Landlord shall take all actions reasonably necessary or desirable to cause M.C. Healthcare Products Inc. to cause the Adjacent Vacant Lot to be sold to Tenant in accordance with this Purchase Option.

(a)
In the event that Tenant properly exercises the Purchase Option, then the purchase price of the Premises (the “Purchase Price”) shall be the fair market value of the Premises (the “Fair Market Value”) as mutually determined by the Landlord and the Tenant.  If the Landlord and the Tenant do not agree on the Purchase Price at least 90 days prior to the end of the initial Term, the Fair Market Value shall be determined by an independent real estate appraisal firm to be agreed upon by the Landlord and the Tenant or, if the Landlord and the Tenant cannot agree on a mutually acceptable independent real estate appraisal firm at least 75 days prior to the end of the initial Term, then the Landlord and the Tenant shall each promptly select a reputable independent real estate appraisal firm, those two firms shall together promptly select a third reputable independent real estate appraisal firm, each of the three firms shall promptly determine the fair market value of the Premises and the Fair Market Value shall be the average of the three fair market values determined by the three firms.

(b)
If the Purchase Option is exercised, Tenant shall be required to purchase the entire Premises and the closing for the purchase of the Premises (the “Closing”) shall be no later than the date that the initial Term expires.

(c)
At the Closing of the purchase of the Premises, Landlord shall deliver a limited warranty deed for the Premises to Tenant which shall convey fee simple title to the Premises to Tenant free and clear of any monetary liens or monetary encumbrances caused by Landlord, but subject to all easements, covenants, right of ways and restrictions which are of record, to all matters that would be disclosed by a current and accurate survey of the Premises and to ad valorem taxes and assessments for the year of the Closing (collectively, the “Permitted Encumbrances”).  Tenant shall pay the costs of any title insurance it desires to obtain, all real estate transfer or excise taxes, recording fees, and all other costs and expenses incurred by Tenant, including those which are customarily paid by buyers of commercial real estate in the Province of Ontario, Canada.  Landlord shall pay the cost of preparing the limited warranty deed and all other costs and expenses incurred by Landlord including those which are customarily paid by sellers of commercial real estate in the Province of Ontario, Canada.

(d)
The Purchase Option shall be null and void and of no further force or effect if not exercised within the Purchase Option Notice Period. The Purchase Option shall terminate on termination of this Lease whether by agreement or breach by the Tenant.

(e)
The parties agree to work in good faith to enter into a commercially reasonable purchase and sale agreement consistent with the terms of this Purchase Option within twenty Business Days of Tenant properly exercising the Purchase Option.

C.3           Clarification

For the avoidance of doubt, the Tenant may exercise either the Extension Option or the Purchase Option but not both, and the Purchase Option may only be exercised during the Option Notice Period prior to the expiration of the initial Term.  The Purchase Option is not available at the expiration of the Extension Term.

End of Schedule “C”